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                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-93219

                  PROSPECTUS SUPPLEMENT DATED FEBRUARY 24, 2000
                                       TO
                        PROSPECTUS DATED JANUARY 4, 2000

                                1,194,600 SHARES

                               ILEX ONCOLOGY, INC.

                                  COMMON STOCK
                                 ---------------

     This Prospectus Supplement supplements the Prospectus dated January 4, 2000 (the "Prospectus") of ILEX Oncology, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders") of 1,194,600 shares of Common Stock, $0.01 par value, of the Company ("Common Stock"), who received such shares pursuant to a Stock Purchase Agreement dated July 16, 1999 among the Company and Alta BioPharma Partners, L.P., Alta Embarcadero BioPharma, L.L.C., ILEX Chase Partners (Alta Bio), L.L.C., Chase Venture Capital Associates, L.P., B. J. McCombs, Advent Health Care and Life Sciences II Limited Partnership, Advent Health Care and Life Sciences II Beteiligung GmbH & Co. KG, Advent Partners HLSII Limited Partnership and Advent Partners Limited Partnership. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the information contained in the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

         Alta BioPharma Partners, L.P., ILEX Chase Partners (Alta Bio), L.L.C. and Alta Embarcadero BioPharma Partners, L.L.C., each listed as a Selling Stockholder of the Company, is distributing all of their respective shares of Common Stock. The following table sets forth the number of shares of Common Stock owned by a stockholder of the Company who was not specifically identified in the Prospectus as a Selling Stockholder and the number of shares of Common Stock now owned by Chase Venture Capital Associates, L.P., who was identified as a Selling Stockholder in the Prospectus but received additional shares of Common Stock in the distribution by ILEX Chase Partners (Alta Bio), L.L.C. The table of Selling Stockholders in the Prospectus is hereby amended to include the following stockholder as a Selling Stockholder.




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                              SELLING STOCKHOLDERS

         The table below presents the following information about the number of shares of the Common Stock of the Company which is owned by the Selling
Stockholders: (i) the number of shares each Selling Stockholder beneficially owns as of the date of this prospectus, (ii) the percentage of the Company's outstanding shares of Common Stock that each Selling Stockholder beneficially owns prior to the offering, (iii) the number of shares that each Selling Stockholder is offering under this prospectus, (iv) the number of shares that each Selling Stockholder will beneficially own after the completion of this offering and (v) the percentage of the Company's outstanding shares of Common Stock that each Selling Stockholder will beneficially own after the completion of the offering.


                                         BENEFICIAL OWNERSHIP                    BENEFICIAL OWNERSHIP
                                         BEFORE THE OFFERING                     AFTER THE OFFERING(1)
                                        ----------------------                  ----------------------
                                         NUMBER    PERCENTAGE      SHARES TO      NUMBER    PERCENTAGE
                 NAME                   OF SHARES  OF CLASS(2)      BE SOLD     OF SHARES    OF CLASS
                 ----                   ---------  -----------     ---------    ---------   ----------
Chase Venture Capital Associates,
    L.P.(3)                              591,028       2.7          591,028         0            0
California Public Employees'
    Retirement System                    293,877       1.4          293,877         0            0
Financiere et Industrielle Gaz et
    Eaux                                  88,163        *            88,163         0            0
Rhode Island Employees'
    Retirement System                     58,775        *            58,775         0            0
Daniel Janney                             38,108        *            38,108         0            0
Alix Marduel                              38,108        *            38,108         0            0
Garrett Gruener                           28,295        *            28,295         0            0
Guy Nohra                                 27,945        *            27,945         0            0
Marino Polestra                           27,945        *            27,945         0            0
Jean Deleage                              17,340        *            17,340         0            0
Deleage Children's Trust FBO
    Andre Deleage                          5,716        *             57,16         0            0
Deleage Children's Trust FBO
    Emmanuel Deleage                       5,716        *             5,716         0            0
Deleage Children's Trust FBO
    Phillippe Deleage                      5,716        *             5,716         0            0
Deleage Children's Trust FBO
    Michel Deleage                         5,716        *             5,716         0            0
Eileen McCarthy                            5,187        *             5,187         0            0
An additional 37 Selling
    Stockholders, who in the
    aggregate own less than 1% of
    the Outstanding Common Stock
    of the Company as of the date
    hereof                               195,885        *           195,885         0            0
                                       ---------       ---        ---------        ---          ---

    TOTAL                              1,194,600       6.0        1,194,600         0            0


----------

* represents less than 1%


(1) Assumes all shares of Common Stock offered hereby are sold.

(2) Based on 21,588,599 shares of Common Stock outstanding as of December 31, 1999.



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